Exhibit 99.1


For Release   Immediate


Contacts      (News Media) Jim Rosensteele, SVP, Marketing
                 Communications 317.817.4418
              (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893



                      Conseco Announces Settlement with SEC

Carmel, Ind., March 10, 2004 -- Conseco, Inc. (NYSE: CNO) announced today that it has entered into a settlement with the Securities and Exchange Commission, concluding the previously disclosed SEC investigation into events relating to the predecessor company in and before the spring of 2000.

Without admitting or denying the SEC's findings, Conseco has consented to the entry of a cease and desist order requiring future compliance with certain periodic reporting, record keeping, internal control and other provisions of the securities laws. The settlement does not impose any fine or monetary penalty, and does not require any restatement of Conseco's historical financial statements.

Conseco said it is pleased to have resolved this legacy issue. The settlement relates to the SEC's investigation of the manner in which Conseco's former finance subsidiary accounted for its interest-only securities and servicing rights. These issues were among those addressed in the write-down and restatement by Conseco's predecessor in the spring of 2000 and were the subject of shareholder class action litigation which was settled in the second quarter of 2003.

As previously announced, Conseco will report results for the fourth quarter of 2003 before the market opens on Thursday, March 11. The company will host a conference call to discuss results later that morning, and expects to file its Form 10-K on Monday, March 15.

Management's conference call will begin at 10:00 a.m. Eastern Time on Thursday, March 11. The webcast can be accessed through the Investors section of the company's website as follows:
http://www.conseco.com/csp/about_conseco/investors_webcast.htm.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial future. For more information, visit Conseco's web site at www.conseco.com.

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